Exhibit F-1(c)
                                                                 --------------







                                                              December 17, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      GPU, Inc. ("GPU")
                           GPU International, Inc. ("GPUI")
                           EI Services, Inc.
                           Jersey Central Power & Light Company
                           Metropolitan Edison Company
                           Pennsylvania Electric Company
                           GPU Service, Inc.
                           Application on Form U-1
                           SEC File No. 70-8593
                           --------------------

Ladies and Gentlemen:

                  We have examined Post-Effective Amendment No. 18, dated October 22, 1997, to the Application on Form U-1, dated March 15, 1995, under the Public Utility Holding Company Act of 1935 ("Act") filed with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8593, as amended by Post-Effective Amendment No. 20, dated November 6, 1997 and as to be amended by Post-Effective Amendment No. 22 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

                  The Application now contemplates, among other things, extending until December 31, 2000 the period during which GPU may invest in: (I) one or more subsidiary companies (each, a "Subsidiary Company") which will be engaged in the business of owning interests in and securities of foreign utility companies ("FUCOs") and/or exempt wholesale generators ("EWGs") (each, an "Exempt Entity"), and (ii) Exempt Entities. Such investment by GPU in Subsidiary Companies and Exempt Entities may take the form of, among other things, direct investments in Subsidiary Company securities ("Subsidiary Securities"), guarantees or other similar undertakings ("Guarantees") by GPU entered into to support obligations of Subsidiary Companies and Exempt Entities, loans evidenced by promissory notes of Subsidiary Companies ("Subsidiary Company Notes"), and the assumption of liabilities of Subsidiary Companies and Exempt Entities.

Securities and Exchange Commission
December 17, 1997
Page 2



                  In addition to the matters set forth in our previous opinion dated June 23, 1997 and filed as Exhibit F-1(b) to the Application, we have examined a copy of the Commission's Order dated November 5, 1997 and Memorandum Opinion dated November 17, 1997 granting the Application, as then amended. We have also examined such other documents and made such further investigation as we have deemed necessary as a basis for this opinion.

                  We have been counsel to GPU and its subsidiaries for many years. In that connection, we have participated in various pro ceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

                  We are members of the Bar of the State of New York and do not purport to be expert in the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Federal laws of the United States. As to all matters which are covered by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-2(c) to the Application.

                  We have assumed that (i) each Subsidiary Company will be duly formed and validly existing in accordance with the respective laws of the jurisdiction of incorporation of such Subsidiary Company; (ii) at the time of their issuance and delivery, the Subsidiary Securities, Guarantees and Subsidiary Company Notes will have been duly authorized, executed and delivered by the issuer thereof; (iii) the execution, delivery and performance of each Subsidiary Security, Guarantee and Subsidiary Company Note will not violate any applicable law or any restriction imposed by any court or governmental body having jurisdiction over the issuer thereof; (iv) with respect to any Subsidiary Securities, the issuer will have received consideration therefor at least equal to the par or stated value (or equivalent amount) of such security; and (v) GPU and GPUI will comply with the applicable limitations on guarantees and unsecured debt contained in the credit facilities and guarantees to which they are subject.

                  Based upon and subject to the foregoing, and assuming that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered an order forthwith granting the Application,

Securities and Exchange Commission
December 17, 1997
Page 3


                  (a) all State laws applicable to the proposed transactions will have been complied with,

                  (b)      GPU is validly organized and existing,

                  (c) in the case of Subsidiary Securities which constitute equity securities, such securities will be validly issued, fully paid and nonassessable,

                  (d) in the case of (i) Subsidiary Securities which constitute debt securities, (ii) Subsidiary Company Notes, and (iii) Guarantees, such instruments will be valid and binding obligations of the respective issuers or guarantors thereof in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principles of equity limiting the avail ability of equitable remedies,

                  (e) GPU will legally acquire the Subsidiary Securities and Subsidiary Company Notes, and

                  (f) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

                  We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                              Very truly yours,



                                              BERLACK, ISRAELS & LIBERMAN LLP